                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                            AXSYS TECHNOLOGIES, INC.
                    -----------------------------------------
				(Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                    054615109
                    -----------------------------------------
                                  (CUSIP Number)


Check the following box if a fee is being paid with this Statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less or such class.) (See Rule 13d-7).

*The remained of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                            PAGE   OF   PAGES


				SCHEDULE 13G

CUSIP NO. 054615109 					PAGE   OF   PAGES

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Axsys Technologies, Inc. 401(k) Retirement Plan
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION		             Delaware
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                          - 0 -
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                        231,202
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                     - 0 -
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                   231,202
------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 231,202
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*						[ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   		 9%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*					         EP
-------------------------------------------------------------------------------

                  *SEE INSTRUCTION BEFORE FILLING OUT!


				SCHEDULE 13G

CUSIP NO. 054615109 					PAGE   OF   PAGES

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Elliot N. Konopko, as Co-Trustee under Axsys Technologies, Inc.
        401(k) Retirement Plan
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION		             American
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                          - 0 -
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                        231,202
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                     - 0 -
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                   231,202
------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 231,202
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*						[ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   		 9%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*					         EP
-------------------------------------------------------------------------------

                  *SEE INSTRUCTION BEFORE FILLING OUT!


				SCHEDULE 13G

CUSIP NO. 054615109 					PAGE   OF   PAGES

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Raymond F. Kunzmann, as Co-Trustee under Axsys Technologies, Inc.
        401(k) Retirement Plan
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION		             American
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                          - 0 -
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                        231,202
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                     - 0 -
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                   231,202
------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                 231,202
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*						[ ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   		 9%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*					         EP
-------------------------------------------------------------------------------

                  *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)	Name of Issuer:

		Axsys Technologies, Inc.


Item 1(b)       Address of Issuer's Principal Office:

                645 Madison Avenue
                New York, New York 10022


Item 2(a)       Name of Persons Filing:

                (i)   Axsys Technologies, Inc. 401(k) Retirement Plan
                      (the "Plan")

                (ii) Elliot N. Konopko, as Co-Trustee under Axsys Technologies, Inc. 401(k) Retirement Plan

                (iii) Raymond F. Kunzmann, as Co-Trustee under Axsys
                      Technologies, Inc. 401(k) Retirement Plan


Item 2(b)       Address of Principal Business Office, or, if none, Residence:

                645 Madison Avenue
                New York, New York 10022


Item 2(c)       Citizenship:

                (i)   Delaware

                (ii)  American


Item 2(d)       Title of Class of Securities:

                Common Stock, par value $.01 per share


Item 2(e)       CUSIP Number:

                054615109


                             PAGE   OF   PAGES

Item 3          Type of Person:

                (i)   Employee Benefit Plan subject to ERISA

		(ii)  Co-Trustee under Employee Benefit Plan subject to ERISA

                (iii) Co-Trustee under Employee Benefit Plan subject to ERISA


Item 4          Ownership:

                (a)   Amount Beneficially Owned as of December 31, 1995:

                      231,202 shares

                (b)   Percent of Class:

                      9%

                (c)   Number of shares as to which person has

                      (i)   sole power to vote or to direct the vote:

                            -0-

                      (ii)  shared power to vote or to direct the vote:

                            231,202

                      (iii) sole power to dispose or to direct the disposition
                            of:

                            -0-

                      (iv) shared power to dispose or to direct the disposition of

                            231,202


Item 5          Ownership of Five Percent or Less of a Class

                Not Applicable


                              PAGE   OF   PAGES

Item 6          Ownership of More than Five Percent on Behalf of Another Person

                Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable


Item 8          Identification and Classification of Members of the Group.

                Not Applicable


Item 9          Notice of Dissolution of Group.

                Not Applicable


Item 10         Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                         PAGE   OF   PAGES

                                SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 1997    Axsys Technologies, Inc. 401(k) Retirement Plan


                           by: /s/ Elliot N. Konopko
                               --------------------------------------
                               Elliot N. Konopko, as Co-Trustee under
                               Axsys Technologies, Inc. 401(k) Retirement Plan


                           by: /s/ Raymond F. Kunzmann
                               --------------------------------------
                               Raymond F. Kunzmann, as Co-Trustee under
                               Axsys Technologies, Inc. 401(k) Retirement Plan


                               /s/ Elliot N. Konopko
                               --------------------------------------
                               Elliot N. Konopko, as Co-Trustee under
                               Axsys Technologies, Inc. 401(k) Retirement Plan


                               /s/ Raymond F. Kunzmann
                               --------------------------------------
                               Raymond F. Kunzmann, as Co-Trustee under
                               Axsys Technologies, Inc. 401(k) Retirement Plan




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